NATIONAL WESTERN LIFE GROUP, INC.
NEWS RELEASE

EXHIBIT 99.1
National Western Life Group, Inc. Announces 2015 Fourth Quarter and Full Year Earnings

Austin, Texas, March 10, 2016 ‑ Ross R. Moody, President and Interim Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today fourth quarter 2015 consolidated net earnings of $32.0 million, or $9.04 per diluted Class A common share, compared with consolidated net earnings of $28.1 million, or $7.94 per diluted Class A common share, for the fourth quarter of 2014. For the year ended December 31, 2015, the Company (formerly National Western Life Insurance Company and Subsidiaries) reported consolidated net earnings of $98.4 million, or $27.82 per diluted Class A common share, compared with $105.6 million, or $29.85 per diluted Class A common share a year ago. The Company's book value per share increased to $443.32 as of December 31, 2015 from $428.01 at December 31, 2014.

Effective October 1, 2015, National Western Life Group, Inc. (NWLGI) was established as the parent organization of National Western Life Insurance Company (National Western) under a previously announced holding company reorganization. As a result of the reorganization, NWLGI replaced National Western as the publicly held corporation. NWLGI continues to conduct all of the operations previously conducted by National Western and its subsidiaries and the consolidated assets, liabilities, operations, and financial condition of NWLGI at the date of reorganization were the same as those of National Western immediately prior to the reorganization.

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $31.2 million for the quarter ended December 31, 2015, or $8.83 per diluted Class A common share, an increase from $25.0 million, or $7.05 per diluted Class A common share, in the same period for 2014. Earnings from operations for the full year amounted to $93.7 million, or $26.49 per diluted Class A common share, compared to $98.0 million, or $27.72 per diluted Class A common share in 2014. Mr. Moody commented on the earnings results saying, "Our operating results for the year were achieved in a very challenging environment. Other insurers are releasing results with sizable declines in profitability from the prior year and are attributing the decline in their earnings to volatility in equity markets, a continuing low interest rate environment as well as other operational and regulatory headwinds. Given that backdrop, we view 2015 as another successful year in the Company's history." Mr. Moody further noted that the Company was able to increase its operating revenues (excluding investment and index option gains and losses) to $644.3 million from $628.6 million. "Top line growth in this industry is becoming a more difficult measure to achieve and our record of surpassing prior period results year after year is indicative of our long-term approach to managing the business."

NWLGI is the parent organization of National Western. Founded in 1956, National Western is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various international countries. National Western has 262 employees and approximately 23,600 contracted independent agents, brokers, and consultants. At December 31, 2015, the Company maintained total consolidated assets of $11.6 billion, stockholders' equity of $1.6 billion, and life insurance in force of $22.0 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
(Formerly National Western Life Insurance Company and Subsidiaries)
News Release - Page 2

Summary of Consolidated Operating Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Revenues, excluding investment and index option gains (losses)	171,289	160,119	644,336	628,559
Realized and unrealized gains (losses) on index options	8,134	19,338	(61,750)	68,616
Realized gains on investments	1,160	4,858	7,209	11,605
Total revenues	180,583	184,315	589,795	708,780

Earnings:
Earnings from operations	31,237	24,955	93,710	98,045
Net realized gains on investments	754	3,158	4,686	7,543
Net earnings	31,991	28,113	98,396	105,588

Net earnings attributable to Class A shares	31,087	27,318	95,614	102,602

Basic Earnings Per Class A Share:
Earnings from operations	8.84	7.06	26.50	27.74
Net realized gains on investments	0.21	0.89	1.33	2.13
Net earnings	9.05	7.95	27.83	29.87

Basic Weighted Average Class A Shares	3,436	3,436	3,436	3,436

Diluted Earnings Per Class A Share:
Earnings from operations	8.83	7.05	26.49	27.72
Net realized gains on investments	0.21	0.89	1.33	2.13
Net earnings	9.04	7.94	27.82	29.85

Diluted Weighted Average Class A Shares	3,438	3,438	3,437	3,437

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com